Exhibit 99.1

GALAGEN SIGNS TERM SHEET FOR NEW FINANCING

MINNEAPOLIS, April 2, 2001– GalaGen Inc. (OTC Bulletin Board: GGEN), maker of Proventra™ brand immune-enhancing food ingredients, today reported that it had signed a term sheet with an institutional investor for the private placement of up to $10 million of Preferred Stock and related Warrants.  The Preferred Stock would give the holders certain rights and preferences, including antidilution protection and preemptive rights, and would be convertible into common stock of the company.  The Preferred Stock, related Warrants and the common stock issuable upon conversion of the Preferred Stock or exercise of the Warrants have not been registered under the Securities Act  of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The company expects to offer the Preferred Stock to certain accredited investors and non-United States investors in a private placement exempt from registration under the Securities Act.  Under the provisions of the term sheet, the offering is subject to certain conditions, including completion of final documentation mutually agreeable to the company and the investors and the formation of an investor group acceptable to the lead investor.  The company expects the private placement to close by the end of April.

About GalaGen Inc.

GalaGen, based in Minnesota, is a nutritional ingredients company that develops colostrum applications for its customers.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with consummating the proposed private placement of Preferred Stock and related warrants, completion of final documentation related to the transaction and satisfaction of the conditions to closing the transaction, and other important factors detailed in the Company’s annual report on Form 10-K for fiscal 2000 filed with the Securities and Exchange Commission.

CONTACTS:
Frank L. Kuhar	Shannon Burns
Chief Financial Officer	Weber Shandwick Worldwide
(952) 258-5500	(952) 346-6173
www.galagen.com